Exhibit 99.1

Ames True Temper, Inc. appoints Duane R. Greenly as President of U.S. Operations

CAMP HILL, Pennsylvania, October 31, 2007 -  Ames True Temper, Inc. announced the promotion of Mr. Duane R. Greenly to President of Ames True Temper – U.S.A effective October 29, 2007.  In this newly created position, Mr. Greenly will be responsible for all functions of our U.S. operations, our Global Sourcing Office in Asia, as well as the development of the Australian and Mexican markets.  Prior to this move, Mr. Greenly held the position of Chief Operating Officer since 2002.

In his new capacity, Mr. Greenly will continue to report to Mr. Richard Dell, President and Chief Executive Officer of Ames True Temper, Inc.

Ames True Temper, Inc. is a leading global manufacturer and marketer of innovative, non-powered lawn and garden tools and equipment for the consumer and professional landscaper.  Headquartered in Camp Hill, Pennsylvania, Ames True Temper, Inc. directs its five domestic manufacturing facilities, ten wood mills, two Canadian facilities, one Irish facility as well as its Asian joint ventures to complete its global blended manufacturing strategy.  Ames True Temper, Inc. is owned by Castle Harlan, Inc., a New York-based private-equity investment firm, as well as various management members.